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                                  EXHIBIT 23.1

Board of Directors
Trend Mining Company
(Formerly Silver Trend Mining Company)
Coeur d'Alene, Idaho



                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our audit report dated December 15, 2000 (except for Notes 14 and 15, as to which the date is May 17, 2001) and our review report dated May 17, 2001 on the financial statements of Trend Mining Company (an exploration stage company) as of September 30, 2000 and March 31, 2001, respectively, the year and periods then ended, and the inclusion of our name under the heading "Experts" in the Form 10-SB, Amendment No. 5 Registration Statement filed with the Securities and Exchange Commission.


/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
CERTIFIED PUBLIC ACCOUNTANTS
Spokane, Washington



May 21, 2001